Exhibit 8

DLA Piper US LLP 203 North LaSalle Street, Suite 1900 Chicago, Illinois 60601-1293 T 312.368.4000 F 312.236.7516 W www.dlapiper.com

November 17, 2006

Board of Trustees

LaSalle Hotel Properties

3 Bethesda Metro Center, Suite 1200

Bethesda, Maryland 20814

Re:	Tax Opinion for REIT Status and Tax Discussion in Connection with

Offering of 7.25% Series G Cumulative Redeemable Preferred Shares

Ladies and Gentlemen:

We have acted as special tax counsel to LaSalle Hotel Properties, a Maryland real estate investment trust (“LHP” or the “Company”), in connection with certain aspects related to its registration statement on Form S-3 (the “Registration Statement”) (No. 333-131384), including the base prospectus contained therein, that became effective pursuant to Rule 401(g) and Rule 462(e) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), upon filing with the Securities and Exchange Commission on January 30, 2006, relating to the proposed public offering of its securities including common and preferred shares of beneficial interest, depositary shares and warrants. Such Registration Statement and base prospectus was supplemented by the preliminary prospectus supplement, dated November 13, 2006, and final prospectus supplement, dated November 14, 2006, each as filed pursuant to Rule 424(b) under the Securities Act (collectively, the base prospectus, the preliminary prospectus supplement and the final prospectus supplement, the “Prospectus”), relating to the 7.25% Series G Cumulative Redeemable Preferred Shares (the “Preferred Shares”). This opinion letter is furnished to enable the Company to fulfill the requirements of Item 601(b)(8) of Regulation S-K, 17 C.F.R. (S) 929.601(b)(8), in connection with the Registration Statement.

In connection with rendering the opinions expressed below, we have examined originals (or copies identified to our satisfaction as true copies of the originals) of the following documents (collectively, the “Reviewed Documents”):

(1)	the Registration Statement;

(2)	the Prospectus;

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November 17, 2006

(3)	the Articles of Amendment and Restatement of Declaration of Trust of LHP, dated as of April 24, 1998, including Articles Supplementary, dated as of February 28, 2002, Articles Supplementary, dated as of September 23, 2003, Articles Supplementary, dated as of August 22, 2005, Articles Supplementary, dated as of August 24, 2005, Articles Supplementary dated as of February 6, 2006, and Articles Supplementary dated as of November 16, 2006, as amended to date (the “LHP Charter”);

(4)	the Agreement of Limited Partnership of LaSalle Hotel Operating Partnership, L.P., a Delaware limited partnership (“LHP Operating Partnership”), dated April 29, 1998, as amended (the “LHP Operating Partnership Agreement”);

(5)	the Amended and Restated Bylaws of the LHP, adopted in February 2003 (the “LHP Bylaws”); and

(6)	such other documents as may have been presented to us by LHP from time to time.

In addition, we have relied upon the factual representations contained in LHP’s certificate, dated as of the date hereof (the “LHP Officer’s Certificate”), executed by a duly appointed officer of LHP, setting forth certain representations relating to the organization and operation of LHP, LHP Operating Partnership, and their respective subsidiaries.

For purposes of our opinions, we have not made an independent investigation of the facts set forth in the documents we reviewed. We consequently have assumed that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinions. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or documents in a material way. Any representation or statement in any document upon which we rely that is made “to the best of our knowledge” or otherwise similarly qualified is assumed to be correct. Any alteration of such facts may adversely affect our opinions. In the course of our representation of LHP, no information has come to our attention that would cause us to question the accuracy or completeness of the representations contained in the LHP Officer’s Certificate, or the Reviewed Documents in a material way.

In our review, we have assumed, with your consent, that all of the representations and statements of a factual nature set forth in the documents we reviewed are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied in accordance with their terms. We have also assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted

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November 17, 2006

to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

The opinions set forth in this letter are based on relevant provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder by the United States Department of the Treasury (“Regulations”) (including proposed and temporary Regulations), and interpretations of the foregoing as expressed in court decisions, the legislative history, and existing administrative rulings and practices of the Internal Revenue Service (including its practices and policies in issuing private letter rulings, which are not binding on the Internal Revenue Service (“IRS”) except with respect to a taxpayer that receives such a ruling), all as of the date hereof.

In rendering these opinions, we have assumed that the transactions contemplated by the Reviewed Documents will be consummated in accordance with the terms and provisions of such documents, and that such documents accurately reflect the material facts of such transactions. In addition, the opinions are based on the correctness of the following specific assumptions:

(i)	LHP, LHP Operating Partnership and their respective subsidiaries will each be operated in the manner described in the LHP Charter, the LHP Bylaws, the LHP Operating Partnership Agreement, the other organizational documents of each such entity and their subsidiaries, as the case may be, and all terms and provisions of such agreements and documents will be complied with by all parties thereto;

(ii)	LHP is a duly formed real estate investment trust under the laws of the State of Maryland;

(iii)	LHP Operating Partnership is a duly organized and validly existing limited partnership under the laws of the State of Delaware; and

(iv)	There has been no change in the applicable laws of the State of Maryland, the State of Delaware or in the Code, the Regulations, and the interpretations of the Code and Regulations by the courts and the IRS, all as they are in effect and exist at the date of this letter.

With respect to the last assumption, it should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinions could affect our conclusions. Furthermore, if the facts vary from those relied upon (including any representations, warranties, covenants or

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November 17, 2006

assumptions upon which we have relied are inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable. Moreover, the qualification and taxation of LHP as a real estate investment trust (a “REIT”) depends upon its ability to meet, through actual annual operating results, distribution levels and diversity of share ownership and the various qualification tests imposed under the Code, the results of which will not be reviewed by the undersigned. Accordingly, no assurance can be given that the actual results of the operations of LHP for any one taxable year will satisfy such requirements.

Based upon and subject to the foregoing, it is our opinion that:

1. LHP was organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for its taxable years ended December 31, 2002 through December 31, 2005, and LHP’s current organization and method of operations will enable it to continue to meet the requirements for qualification and taxation as a REIT.

2. The discussion in the Prospectus under the heading “Federal Income Tax Considerations,” to the extent that it constitutes matters of federal income tax law or legal conclusions relating thereto, is correct in all material respects.

The foregoing opinions are limited to the matters specifically discussed herein, which are the only matters to which you have requested our opinions. Other than as expressly stated above, we express no opinion on any issue relating to LHP or LHP Operating Partnership, or to any investment therein.

For a discussion relating the law to the facts and the legal analysis underlying the opinions set forth in this letter, we incorporate by reference the discussions of federal income tax issues, which we assisted in preparing, in the Prospectus under the heading “Federal Income Tax Considerations.” We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion letter, and we are not undertaking to update the opinion letter from time to time. You should be aware that an opinion of counsel represents only counsel’s best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the IRS or that a court considering the issues would not hold otherwise.

Board of Trustees

November 17, 2006

This opinion is rendered only to you and may not be quoted in whole or in part or otherwise referred to, nor be filed with, or furnished to, any other person or entity. We hereby consent to the filing of this opinion letter as Exhibit 8 to the Company’s current report on Form 8-K, filed with the Commission on the date hereof, portions of which are incorporated by reference into the Registration Statement, and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

DLA PIPER US LLP

/s/ DLA Piper US LLP